Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: VerifyMe, Inc.

Entity or Nevada Business Identification Number (NVID): NV19991422667

2. Restated or Amended and Restated Articles: (Domestic corporations)

If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7.

You must include the Restated Articles or the Amended and Restated Articles with this filing.

Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ **Restated Articles:** The articles are being restated without any changes and include all amendments made up to the date of this certificate.

The certificate must be signed by an officer of the corporation.

Statutory Statement: The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date.

Date the board of directors adopted the resolution to approve the restated articles:

Date:

☐ **Amended and Restated Articles:** The articles are being restated to include all previous amendments and the current changes.

3. Amendment Filing Type: (Select only one box)

Domestic Corporation
If amending, complete sections 1, 3, 6 and 7.

☐ **Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380)**

Statutory statement: The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.

☒ **Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390)**

☐ Check this box if the amendment is for a name change only.

- No stockholder approval is required for a name change under NRS 78.390(8).

☒ If the amendment includes other changes, confirm the following:

- The proposed amendment(s) were submitted to the stockholders for approval.
- Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s).
- Voting Results (e.g., number of shares for/against or percentage approved): 5,012,418

You must include the filing fee with this form. See the instructions for more information.

Page 1 of 2
Revised: 7/1/2026

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: **Foreign corporations only.** Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): Jurisdiction of formation (state or country): Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: 09/29/2026 Time: 12:01 AM ET Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☐ The organization changed the articles ☐ The organization deleted articles ☐ The authorized shares have been amended ☒ Other The organization amended the articles as follows: (provide article numbers, if available) The Articles of Incorporation have been amended as set forth on Exhibit A attached hereto. (attach additional page[s] if necessary)
7. Signature: (Required)	Adam — Print First Name Stedham — Print Last Name X /s/ Adam Stedham — Signature Chief Executive Officer — Title Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

Page 2 of 2
Revised: 7/1/2026

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF VERIFYME, INC. (Pursuant to NRS 78.385 and 78.390) Article III, Section 1 of the Articles of Incorporation is amended in its entirety to read as follows: "Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Seven Hundred Fifty Million (750,000,000), consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock", with all such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Six Hundred Seventy-Five Million (675,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventy-Five Million (75,000,000). The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by a resolution of the board of directors of the Corporation pursuant to Section 3 of this Article III. Effective as of 12:01 a.m. Eastern Time on September 29, 2026 (the "Effective Time"), each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share." Exhibit A